SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Data I/O Corporation (Name of Registrant as Specified In Its Charter)

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DATA I/O CORPORATION

NOTICE OF 2007

ANNUAL MEETING

and

PROXY STATEMENT

DATA I/O CORPORATION

March 29, 2007

To Our Shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Data I/O Corporation, which will be held at Data I/O’s headquarters at 6464 185th Ave NE, Suite 101, Redmond, Washington 98052. The meeting will begin at 2:00 p.m. Pacific Daylight Time on Thursday, May 17, 2007. Following the meeting, there will be an opportunity to see some of Data I/O’s exciting new products.

Officers of Data I/O will be attending and would be pleased to respond to questions after the meeting. We will review the business operations of Data I/O for 2006 and the first quarter of 2007 and provide a business update. Formal business will include the election of directors, and ratification of the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors.

Please read the proxy materials carefully. Your vote is important. Data I/O appreciates you considering and acting on the proposals presented. I am looking forward to seeing you on May 17th.

Sincerely,

Frederick R. Hume
President and Chief Executive Officer

DATA I/O CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - May 17, 2007

To the Shareholders of Data I/O Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the “Company” or “Data I/O”) will be held at 2:00 p.m. Pacific Daylight Time, on Thursday, May 17, 2007, at Data I/O’s principal offices, 6464 185th Ave NE, Suite 101, Redmond, Washington 98052, for the following purposes:

(1)	Election of Directors:

To elect six directors, each to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified or until such director’s earlier death, resignation, or removal.

(2)	Ratification of Independent Auditors:

To ratify the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors for the calendar year ended December 31, 2007.

(3)	Other Business:

To consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 19, 2007, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 2007 Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Frederick R. Hume
Frederick R. Hume
President and Chief Executive Officer

Redmond, Washington

March 29, 2007

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy card at your earliest convenience, or you may vote by the internet at http://www.proxyvoting.com/daio or by telephone, as provided in the instructions on the proxy card. This will ensure the presence of a quorum at the meeting. Promptly returning a signed and dated proxy card, or voting by the internet or by telephone, will save Data I/O the extra expense of additional solicitation. Your proxy is revocable at your request any time before it is voted. If you attend the meeting, you may vote in person if you wish even if you have previously returned your proxy card. If you vote by mail, an addressed, postage-paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.

DATA I/O CORPORATION

6464 185th Ave NE, Suite 101

Redmond, Washington 98052

____________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2007

INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of Data I/O Corporation (the “Company” or “Data I/O”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 17, 2007, at 2:00 p.m. Pacific Daylight Time at Data I/O’s principal offices, 6464 185th Ave NE, Suite 101, Redmond, Washington 98052, and at any adjournment of the meeting (the “Annual Meeting”). Shareholders of record at the close of business on March 19, 2007 (the “Record Date”) are entitled to notice of, and to vote, at the Annual Meeting. This Proxy Statement and a copy of Data I/O’s 2006 Annual Report to Shareholders are being mailed to shareholders on or about April 13, 2007.

A proxy card is enclosed for your use. You are requested on behalf of the Board of Directors to sign, date, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States or Canada, or you may vote by the internet at http://www.proxyvoting.com/daio, or by telephone, as provided in the instructions on the proxy card. If you vote by the internet or by telephone, you do not need to mail back the proxy card.

A proxy in the accompanying form, which is properly signed, dated and returned and not revoked, will be voted in accordance with the instructions contained therein. To vote on the election of directors, check the appropriate box under Item No. 1 on your proxy card. You may (a) vote for all of the director nominees as a group, (b) withhold authority to vote for all director nominees as a group, or (c) vote for all director nominees as a group except those nominees indicated to the contrary. To vote on the proposal to ratify Grant Thornton LLP as Data I/O’s independent auditors for the calendar year ended December 31, 2007, check the appropriate box under Item No. 2 on your proxy card. You may (a) vote “FOR” approval of the ratification of Grant Thornton LLP as Data I/O’s independent auditors, (b) vote “AGAINST” approval of the ratification of Grant Thornton LLP as Data I/O’s independent auditors, or (c) “ABSTAIN” from voting on the ratification of Grant Thornton LLP as Data I/O’s independent auditors. Proxies which are returned to Data I/O without instructions will be voted as recommended by the Board of Directors. Any shareholder who returns a proxy may revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by (i) delivering written notice of revocation to the Secretary of Data I/O at Data I/O’s principal offices, (ii) executing and delivering to Data I/O another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of Data I/O are shares of common stock (the “Common Stock”). As of the Record Date, there were 8,505,273 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions will be considered present at the Annual Meeting for the purpose of calculating a quorum. Under Washington law and Data I/O’s charter documents, if a quorum is present, the six nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting shall be elected directors. Abstentions will have no effect on the election of directors because they are not cast in favor of any particular candidate. There can be no broker non-votes on the election of directors because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors. The proposals to ratify the continued appointment of Grant Thornton as Data I/O’s independent auditors will be approved, if a quorum is present, if the number of votes cast in favor of the proposals exceeds the number of votes cast against the proposals. Abstentions and broker non-votes on the proposals will have no effect because approval of the proposals are based solely on the votes cast. Proxies and ballots will be received and tabulated by Mellon Investor Services, an independent business entity not affiliated with Data I/O.

The Common Stock is traded on the NASDAQ Capital Market under the symbol “DAIO”. The last sale price for the Common Stock, as reported by the NASDAQ Capital Market on March 19, 2007, was $3.59 per share.

The following table sets forth information with respect to all shareholders known by Data I/O to be the beneficial owners of more than five percent of its outstanding Common Stock as of March 19, 2007. Except as noted below, each person or entity has sole voting and investment powers with respect to the shares shown.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Shares Outstanding (4)
Leviticus Partners, L.P. Adam M. Hutt AMH Equity LLC Parameter Partners LLC 30 Park Avenue Suite 12F New York, NY 10016	789,445	(1)	9.28%

John W. Stanton & Theresa E. Gillespie 3650 – 131st Ave. SE Bellevue, WA 98006	546,600	(2)	6.43%

Royce & Associates LLC 1414 Ave of the Americas New York, NY 10019	492,200	(3)	5.79%

____________________

(1)

The holding shown is as of April 20, 2005 as jointly reported by Leviticus Partners, L.P. (“Leviticus”); AMH Equity, LLC (“AMH”); Adam Hutt; and Parameter Partners, LLC (“Parameter”), on the most recent Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2(b) under the Securities Exchange Act of 1934. The Schedule 13D/A indicates Leviticus holds sole voting and dispositive power with respect to 750,000 shares; Parameter holds a sole voting and dispositive power with respect to 39,445 shares; AMH is the general partner of Leviticus and Parameter; and Adam Hutt is the controlling person of AMH. AMH and Adam Hutt each are deemed to be the beneficial owner of 639,445 shares and each disclaim any beneficial ownership of these shares.

(2)

The holding shown is as of January 30, 2002, as reported by John W. Stanton and Theresa E. Gillespie, husband and wife, on a Schedule 13G filed pursuant to Rule 13d-1 of the Securities Exchange Act of 1934. We confirmed the holding as unchanged with a representative of Stanton and Gillespie on March 3, 2005. The Schedule 13G indicates that Mr. Stanton and Ms. Gillespie share voting and dispositive power with respect to 546,600 shares, which they own as tenants-in-common.

(3)

The holding shown is as of January 19, 2007, as reported by Royce & Associated LLC, on the most recent Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2(b) under the Securities Exchange Act of 1934. The Schedule 13G indicates that Royce & Associates holds sole voting and dispositive power with respect to 492,000 shares.

(4)

We confirmed with a representative of Glen F. Ceily, Bisco Industries, Inc. (“Bisco”), and Bisco Industries, Inc. Profit Sharing and Savings Plan (the “Bisco Plan”) as March 19, 2007 they no longer hold 5% or more of sole voting and dispositive power.

Directors’ and Officers’ Share Ownership

The following table indicates ownership of Data I/O’s Common Stock by each director of Data I/O, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 19, 2007. Data I/O is not aware of any family relationships between any director, director nominee or executive officer of Data I/O.

	Amount and Nature of		Percent of Shares
Name	Beneficial Ownership		Outstanding

Frederick R. Hume	255,736	(1)	3.01%
Joel S. Hatlen	182,841	(2)	2.15%
Paul A. Gary	139,032	(3)	1.63%
Harald A. Weigelt	68,468	(4)	(10)
Edward D. Lazowska	46,098	(5)	(10)
Daniel A. DiLeo	41,875	(6)	(10)
Steven M. Quist	34,375	(7)	(10)
William R. Walker	29,375	(8)	(10)
All current directors and executive officers as a group (8 persons)
	797,800	(9)	9.38%

(1)	Includes options to purchase 160,938 shares exercisable within 60 days.
(2)	Includes options to purchase 73,594 shares exercisable within 60 days.
(3)	Includes options to purchase 36,875 shares exercisable within 60 days.
(4)	Includes options to purchase 46,251 shares exercisable within 60 days.
(5)	Includes options to purchase 36,875 shares exercisable within 60 days.
(6)	Includes options to purchase 36,875 shares exercisable within 60 days.
(7)	Includes options to purchase 29,375 shares exercisable within 60 days.
(8)	Includes options to purchase 29,375 shares exercisable within 60 days.
(9)	Includes options to purchase 450,158 shares exercisable within 60 days.
(10)	Less than 1 percent each.

Data I/O is not aware of any arrangement the operation of which may at a subsequent date result in a change of control of Data I/O.

CORPORATE GOVERNANCE

The Board of Directors has adopted Nominating Committee, Corporate Governance Committee, Audit Committee and Compensation Committee Charters. During the first quarter of 2007, we adopted a combined Corporate Governance and Nominating Committee Charter. All our charters are reviewed and updated periodically and the current versions are posted on the corporate governance page of our website. The corporate governance page can be accessed on our website at www.dataio.com/corporate/ir.asp. All of these Charters are consistent with the applicable requirements of the Sarbanes-Oxley Act of 2002 and our NASDAQ listing standards.

Our updated Code of Ethics is also posted on the corporate governance page of our website. Data I/O’s Code of Ethics applies to all directors, officers and employees of Data I/O, including the named executive officers. The key principles of the Code are to act legally, and with integrity in all work for Data I/O. We will post any amendments to our Code of Ethics on the corporate governance page of our website at www.dataio.com/corporate/ir.asp. In the unlikely event that the Board of Directors approves any sort of waiver to the Code of Ethics for our executive officers or directors, information concerning such waiver will also be posted on our website. In addition to posting information regarding amendments and waivers on our website, the same information will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is permitted by the rules of The NASDAQ Stock Market, Inc.

Director Independence

Daniel A. DiLeo, Paul A. Gary, Edward D. Lazowska, Steven M. Quist, and William R. Walker are independent directors, as defined in Rule 4200 (a)(15) of the National Association of Securities Dealers listing standards (the “NASD Rules”).

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will vote on the election of six directors to serve until the next Annual Meeting or until his or her successor has been qualified and elected or such director’s earlier death, resignation or removal. The Board of Directors has approved the six nominees named below. All the nominees are currently members of the Board of Directors. Each of the nominees has indicated that they are willing and able to serve as directors. However, should one or more of the nominees not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

RECOMMENDATION: The Board of Directors recommends a vote FOR each of the director nominees.

Daniel A. DiLeo, age 59, has been a director of Data I/O since May 2000. Mr. DiLeo has more than 30 years experience in both the system and semiconductor divisions of Lucent Technologies and AT&T Companies. In April 2004, Mr. DiLeo retired as the Executive Vice President of Optoelectronics at Agere Systems, Inc., a former Lucent subsidiary, where he had served in such capacity since February 2001. From June 1998 through February 2001, Mr. DiLeo was the President of the Optoelectronics Division at Lucent Technologies, Microelectronics Group. From January 1996 to June 1998, Mr. DiLeo was the Vice President of the Wireless Business Unit at Lucent Technologies, Inc. Mr. DiLeo is also a director of RF Micro Devices.

Paul A. Gary, age 65, has been a director of Data I/O since March 1998 and was named Chairman of the Board in May 1999. From 1987 until his retirement in 1996, Mr. Gary worked for Lucent Microelectronics (now Agere Systems, Inc.) as Vice President of the High Performance IC and NETCOM business units. From 1981 to 1987, he held various leadership positions with (the former) Western Electric Company, including Director of Engineering and Manufacturing and General Manager. From 1967 to 1981, Mr. Gary worked for Bell Laboratories, finishing there as Laboratory Director. Mr. Gary is also a director of TriQuint Semiconductors, Inc.

Frederick R. Hume, age 63, became President and Chief Executive Officer of Data I/O on February 23, 1999. He has been a director of Data I/O since January 1999. From 1988 until his retirement in 1998, Mr. Hume was Vice President and General Manager of Keithley Instruments in Cleveland, Ohio. From 1972 to 1988, he held various management positions at John Fluke Manufacturing, including Group Vice President for Manufacturing and Research and Development. Mr. Hume is also a director of a private corporation, ILX Lightwave Corporation.

Edward D. Lazowska, age 56, has been a director of Data I/O since August 1996. Since 1977, Dr. Lazowska has been a member of the faculty of the University of Washington’s Department of Computer Science & Engineering. From 1993 to 2001, he held the position of Department Chair. He currently holds the Bill and Melinda Gates Endowed Chair.

Steven M. Quist, age 61, has been a director of Data I/O since March 2001. From 1998 to 2003, he was the President and Chief Executive Officer of CyberOptics Corporation. He served as a Director of CyberOptics from 1991 until May 2004. From 1992 to February 1998, Mr. Quist was the President of Rosemount, Inc., a subsidiary of Emerson Electric Company, St. Louis, Missouri. Mr. Quist is also a director of Rimage Corporation and is a director of three private corporations: ILX Lightwave Corporation, Scientific, a laser diode instrumentation supplier, S2 Corporation, an optical computing company, and Nervonix Corporation, a medical device company.

William R. Walker, age 65, has been a director of Data I/O since October 2003. Since 1997, Mr. Walker has been the Chief Financial Officer, Secretary, Vice President of Hi/fn, Inc., a manufacturer of integrated circuits and software for storage and network infrastructure developers. From 1996 to 1997, he was the Chief Financial Officer, Secretary, Vice President of MMC Networks, Inc. From 1984 to 1996, Mr. Walker was Senior Vice President and Chief Financial Officer of Zilog, Inc.

THE BOARD OF DIRECTORS

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors by sending an email or by sending a letter to Data I/O Corporation Board of Directors, c/o the Secretary, 6464 185th Ave NE, Suite 101, Redmond, WA 98052. The Secretary will receive the correspondence and forward it to the Chairman of the applicable Board of Directors Committee or to any individual director or directors to whom the communication is directed.

BOARD COMMITTEES

During the year ended December 31, 2006, there were four meetings of the Board of Directors. Each of the incumbent directors who were on the Board of Directors during 2006 attended at least 75% of the aggregate of the total number of meetings of the Board of

Directors and the total number of meetings held by all committees of the Board of Directors on which he served during his term of service on the Board of Directors. Data I/O does not have a policy requiring members of the Board of Directors to attend the Annual Meeting, although we typically encourage our Board of Directors to attend. Mr. Hume attended our Annual Meeting held on May 24, 2006. No other member of our Board of Directors attended our 2006 Annual Meeting because our Board of Directors did not have a meeting scheduled for that day.

The Board of Directors had four standing Committees during 2006, each comprised solely of independent directors as defined by NASDAQ standards and the Sarbanes-Oxley Act of 2002: the Corporate Governance Committee, the Audit Committee, the Compensation Committee, and the Nominating Committee. During the first quarter of 2007and with an effective date of April 1, 2007, we combined the Nominating Committee with the Corporate Governance Committee into a new Corporate Governance and Nominating Committee. The Audit Committee consisted of Messrs. DiLeo, Quist, and Walker (Chair) throughout 2006. The Compensation Committee consisted of Messrs. DiLeo, Walker, and Quist (Chair) throughout 2006. The Nominating Committee consisted of Messrs., Gary, Lazowska (Chair), and Quist throughout 2006. The Corporate Governance Committee consisted of Messrs. DiLeo (Chair), Gary, Lazowska, Quist, and Walker throughout 2006 and the same members now comprise the Corporate Governance and Nominating Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops, recommends to the Board of Directors, and monitors a set of corporate governance principles applicable to Data I/O. The Corporate Governance and Nominating Committee seeks qualified candidates to serve on the Board of Directors, recommends them for the Board of Directors’ consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board of Directors. The Corporate Governance Committee met three times in 2006, and the Nominating Committee met once in 2006.

Audit Committee

The Audit Committee considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit; periodically reviews Data I/O’s program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of Data I/O. Each member of the Audit Committee is an independent director, as defined by the NASDAQ listing standards and the Sarbanes-Oxley Act of 2002. The Audit Committee includes a financial expert, William R. Walker, as defined in the Securities and Exchange (“SEC”) rules adopted pursuant to the Sarbanes-Oxley Act of 2002. Mr. Walker also has the financial sophistication required by Rule 4350(d)(2) of the NASD Rules. The Audit Committee met four times during 2006. See the “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern all of the compensation programs of Data I/O.

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of Data I/O’s executive officers. The committee administers Data I/O’s long-term equity incentive plans. The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs. The Compensation Committee met two times during 2006. See the “Compensation Discussion and Analysis.”

Consideration of Director Nominees

The Corporate Governance and Nominating Committee, in evaluating and determining whether to recommend a person as a candidate for election as a director, considers relevant management and/or technology experience; certain values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to applicable guidelines; ability and willingness to undertake the required time commitment to Board functions; and an absence of conflicts of interest with Data I/O.

Identifying Director Nominees; Consideration of Nominees of the Shareholders

The Corporate Governance and Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director which may come to the Committee’s attention through current Board members, professional search firms, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year.

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees” and in accordance with the procedures described below in “Shareholder Nominations and Proposals for the 2008 Annual Meeting of Shareholders.” Following verification of the shareholder status of persons proposing candidates, the Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine if the candidate is qualified for service on the Data I/O Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Committee as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Committee. For eligible shareholder nominees to be placed on the ballot for the 2007 Annual Meeting of Shareholders, shareholders were required to deliver nominations for proposed director nominees to Data I/O by February 18, 2007. Shareholders did not propose any candidates for election at the 2007 Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the year ended December 31, 2006, the Compensation Committee of the Board of Directors consisted of Mssrs. DiLeo, Walker, and Quist. None of these individuals has served at any time as an officer or employee of Data I/O or as a member of the board of directors or compensation committee of any entity that has had one or more executive officers which served as a member of the Board of Directors or the Compensation Committee.

Certain Relationships and Related Transactions

Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving related party transactions as set forth in the Code of Ethics.

BOARD COMPENSATION

Employee directors (Frederick R. Hume) do not receive additional compensation for serving on the Board of Directors. Non-employee directors received a cash retainer for 2006 of $5,000 for each quarter of service, plus $1,500 for each full Board of Directors meeting attended and $750 for each teleconference Board of Directors meeting attended. Data I/O paid additional quarterly compensation to the non-employee directors for serving as Chairman of the Board of Directors or as a Committee chair: $3,750 for Chairman of the Board of Directors; and $1,250 for our Committee chairs. In addition, each non-employee Board of Directors member as of May 24, 2006, was granted an option for 12,500 shares of Data I/O stock. New members who join the Board of Directors are granted 15,000 shares as an initial grant. The stock options were granted under the provisions and terms of the 2000 Plan. Data I/O also reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to Data I/O.

Director Compensation

The following table shows compensation paid by Data I/O to non-employee directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Daniel A. DiLeo	$31,000	$-	$16,044.41	$-	$-	$0	$47,044
Paul A. Gary	41,000	-	16,044.41	-	-	0	57,044
Edward D. Lazowska	31,000	-	16,044.41	-	-	0	47,044
Steven M. Quist	31,000	-	16,044.41	-	-	0	47,044
William R. Walker	31,000	-	24,318.92	-	-	0	55,318

______________________________

(1)	Each outside director was granted 12,500 stock options with a grant date fair value under FAS 123R of $48,500 on May 24, 2006 with a 6 year life and 3 year quarterly vesting.
(2)	Each outside director had the following aggregate number of option awards outstanding at December 31, 2006: Dileo 50,000; Gary 50,000; Lazowska 50,000; Quist 42,500; and Walker 42,500.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Data I/O’s directors, certain officers and persons who own more than ten percent (10%) of Data I/O’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Data I/O. Reporting Persons are required by SEC regulations to furnish Data I/O with copies of all Section 16(a) reports.

To Data I/O’s knowledge, based solely on its review of copies of such reports furnished to Data I/O and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were complied with during 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Data I/O’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. Audit Committee members are not professional accountants, or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements in the Annual Report (Form 10-K) with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles in the United States, their judgments as to the quality, not just the acceptability, of Data I/O’s accounting principles and such other matters as are required to be discussed by SAS 61 with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and Data I/O including the matters in the written disclosures and the letter provided by the independent auditors as required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

The Committee selects and engages Data I/O’s independent auditors and discusses the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Data I/O’s internal controls, and the overall quality of Data I/O’s financial reporting. The Committee held four meetings during 2006.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in Data I/O’s Annual Report (Form 10-K) for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Committee has selected Grant Thornton LLP as Data I/O’s auditors for the current year.

Respectfully submitted,

AUDIT COMMITTEE

Daniel A. DiLeo

Steven M. Quist

William R. Walker

March 29, 2007

PRINCIPAL ACCOUNTANT’S FEES AND SERVICES

Audit Fees: Aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of Data I/O’s financial statements for each of the years ended December 31, 2006 and 2005 and for review of the financial statements included in each of Data I/O’s Form 10-Q, were approximately $218,400 and $182,707 respectively.

Audit Related Fees: Aggregate fees billed for each of the years ended December 31, 2006 and 2005 for assurance and related services by Grant Thornton LLP that are reasonably related to the performance of the audit or review of Data I/O’s financial statements that are not reported under the caption “Audit Fees” above, including pension plan audit, S-8 related services, audit committee attendance and accounting treatment consultations, were approximately $19,830 and $ 15,680, respectively.

Tax Fees: Aggregate fees billed for each of the years ended December 31, 2006 and 2005 for professional services rendered by Grant Thornton LLP for tax compliance, tax advice, tax examination support, and tax planning, were approximately $0 and $2,313, respectively.

All Other Fees: Aggregate fees billed for each of the years ended December 31, 2006 and 2005 for all other products and services provided by Grant Thornton LLP that are not otherwise disclosed above, were approximately $0 for 2006 and 2005.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those circumstances, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. These additional approvals should be reported at the next scheduled Audit Committee meeting.

For 2006, all services provided by the independent auditors were pre-approved.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Our Compensation Program

The primary objective of Data I/O’s compensation program, including our executive compensation program, is to attract and retain superior executive officers and key employees who share our corporate values and to provide incentives for attaining key Data I/O goals. We seek to foster a performance oriented culture and align executive officers’ and key employees’ interests with those of our shareholders, with the ultimate goal of increasing shareholder value. We strive for internal equity among our executives’ compensation based on the value of their positions and their relative contributions. In addition, we strive to promote an ownership mentality among our executive officers, key employees and the Board of Directors. We do not have any formal Data I/O stock ownership guidelines for our executive officers or Board of Directors, although we believe our Employee Stock Purchase Plan and other equity compensation programs encourage stock ownership. Finally, we strive for our compensation program to be perceived as fundamentally fair and reasonable.

Our Compensation Committee, which is composed entirely of Independent outside directors, is responsible for setting and administering the policies which govern all of the compensation programs of Data I/O. Regarding most compensation matters, including executive officer and director compensation, our Chief Executive Officer and Human Resource Manager provide recommendations to the Compensation Committee. The Compensation Committee does not delegate any of its functions to others in setting compensation, except the Compensation Committee delegates to the Chief Executive Officer the granting of new hire equity awards for those employees that are not executive officers or direct reports of the Chief Executive Officer. The delegation of this authority is limited to grants of up to 15,000 shares and requires the Chief Executive Officer to report these grants at the next Board of Directors meeting. We do not currently engage any consultant related to executive and/or director compensation matters.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to foster Data I/O’s corporate values, such as integrity, teamwork, sense of urgency and courage. We seek to reward our executive officers’ contributions to Data I/O’s annual and long-term objectives. In measuring our executive officers’ contributions to Data I/O, the Compensation Committee considers numerous factors including Data I/O’s annual growth and financial results, the long-term goal of increasing shareholder value, and the individual executive officer’s contributions to these accomplishments.

Specific Data I/O stock price performance is not a factor in determining annual compensation because the price of Data I/O’s common stock is subject to a variety of factors outside our control. We do not have an exact formula for allocating between long-term and current compensation or between cash and non-cash compensation, although we generally strive for our option grants and awards to be consistent with recent historical Data I/O equity grants.

Elements of Our Company’s Compensation Plan

Annual executive officer compensation consists of the following elements which are described in more detail below:

•	Annual base salary;
•	Management Incentive Compensation Plan (“ MICP”);
•	Long-term equity incentives;
•	Benefits; and
•	Perquisites and other perceived benefits.

It is the Compensation Committee’s policy to set total executive officer compensation at competitive levels with similar positions in similar sized companies and at levels sufficient to attract and retain a strong motivated leadership team. Our philosophy for compensation of executive officers is based on the following two principles:

•	Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and
•	Variable compensation should be established to provide incentive to improve performance and shareholder value.

Why and How We Chose These Elements and Compensation Amounts

Our executive officer compensation plan is evaluated annually by the Compensation Committee by reviewing Data I/O’s overall financial performance, individual executive officer performance, and executive officer base and total cash and non-cash compensation compared with other public companies approximately the same size as Data I/O, located in the Pacific Northwest and in the United States using published compensation surveys such as the Milliman Northwest Executive Compensation Survey and the Radford executive compensation survey. The Milliman Northwest Executive Compensation Survey was compiled from a study of executive compensation for 108 privately held and 153 publicly traded companies in the Northwest, including 26 public and 10 priviate companies with revenues in the range of $25 - $100 million. This group was selected as it is believed to be representative of the companies with which Data I/O competes for key employees. For any executive officers based outside of the United States, the Compensation Committee also considers local compensation practices. The Committee’s philosophy is to maintain a total cash compensation structure, consisting of base salary and annual incentive compensation, that provides Data I/O’s executive officers with both base salary and total cash compensation near the market median for executives with similar responsibilities, experience and ability. A detailed description of our compensation elements and process is as follows:

•

Annual Base Salary. The Compensation Committee establishes a base salary structure for each executive officer position. This structure defines the salary levels and the relationship of base salary to total cash compensation. The Compensation Committee reviews the salary structure periodically. In light of our recent performance, Data I/O’s executive management took a 15% pay reduction for three months during the third and fourth quarter of 2006 and in addition have deferred consideration of their normal annual base salary adjustments until July 2007 for executive officers as part of Data I/O’s short-term cost control efforts.

•

MICP. The MICP offers each executive officer a performance-based opportunity to earn additional annual cash compensation in an amount tied to a percentage of the executive officer’s base salary. The Compensation Committee’s philosophy in setting executive MICP percentages and the formulas for MICP payout is to pay above average total compensation for better than average historical or expected financial performance and below average compensation for worse than or average historical or expected financial performance. The percentages of base salary targeted for MICP payout (“the MICP Guideline”) for specific executive officers for a given year are generally the same as the previous year, but can be changed by the Compensation Committee early in the year.

For 2006 and 2007, the Compensation Committee has determined that revenue growth combined with profitability is critical for Data I/O. Therefore, for 2006 and 2007 the MICP payout is a function of two measures: Data I/O’s revenue growth percentage; and Data I/O’s EBITDA as a percentage of revenue. The Compensation Committee believes that these measures of key results for Data I/O will affect near-term and long-term shareholder value.

Range of MICP Payouts (actual results interpolated)

Revenue Growth Percentage	27%	100%	125%	150%	175%	200%
	22%	75%	100%	125%	150%	175%
	17%	50%	75%	100%	125%	150%
	12%	25%	50%	75%	100%	125%
	7%	0%	25%	50%	75%	100%
	2%	4%	6%	8%	10%	12%
		EBITDA as a Percentage of Revenue

The 2006 and 2007 MICP Targets for our executive officers are as follows: Mr. Hume 50% of base salary; Mr. Hatlen 40% of base salary; and Mr. Weigelt 45% of base salary. If the maximum revenue growth and EBITDA percent were achieved under the MICP measures the Chief Executive Officer would earn a cash bonus of 100% of his base salary; Mr. Hatlen would earn 80% of his base salary; and Mr. Weigelt would earn 90% of his base salary. A greater or lesser percentage of MICP Guideline is to be paid based on Data I/O’s actual achievement of these two measures. For 2006, Data I/O’s MICP results were 1.7% revenue growth percentage and 1.2% EBITDA as a percentage of revenue. Under the matrix associated with the 2006 MICP, Data I/O did not achieve the minimum threshold for these two measures in 2006, so there was no MICP payout based on 2006 financial results.

•

Long-Term Equity Incentives. The Compensation Committee approves grants under the Data I/O Corporation 1986 Employee Stock Option Plan, as amended and restated (the “1986 Plan”) and the 2000 Plan (collectively “the Plans”). These are Data I/O’s only long-term incentive plans. The primary purpose of the Plans is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time. All options granted under the 1986 Plan are fully vested and no additional options are being granted under that Plan. All new options are granted under the 2000 Plan.

Award Criteria

The Compensation Committee grants options or restricted stock awards based primarily on its perception of the executive’s ability to affect future shareholder value and secondarily on the competitive conditions in the market for highly-qualified executives who typically command compensation packages which include a significant equity incentive. All options and restricted stock awards granted to our executive officers in 2006 were based on these criteria.

Exercise Price

Historically, all options and restricted stock awards granted by Data I/O have been granted with an exercise price equal to the fair market value (an average of the day’s high and low selling price) of Data I/O’s Common Stock on the date of grant and, accordingly, will only have value if Data I/O’s stock price increases. Options granted to employees are non-qualified options because of the more favorable tax treatment for Data I/O.

Vesting and Exercise

Options and restricted stock awards granted to employees vest at a rate of 6.25% per quarter and have a six year term. Options granted to Directors are also non-qualified options and vest quarterly over a three year period. All grants are subject to acceleration of vesting in connection with certain events leading to a change in control of Data I/O or at any other time at the discretion of the Compensation Committee. All options granted to executive officers are issued in tandem with limited stock appreciation rights (“SARs”), which become exercisable only in the event of a change in control of Data I/O. See “Change in Control and other Termination Arrangements and Employment Agreements.”

Award Process

The timing of our typical grant/award is typically determined well in advance, with approval at a scheduled meeting of our Board of Directors or its Compensation Committee with the grant date to be effective on the date of our next Annual Meeting of Shareholders. The Annual Meeting of Shareholders does not coincide with any of our scheduled earning releases. We do not anticipate option grants at other dates, except for grants to new employees based on their first date of employment or in specific circumstances approved by the Compensation Committee. The grant date is established when the Compensation Committee approves the grant and all key terms have been determined. If at the time of any planned option grant/award date any member of our Board of Directors or Executive Officers is aware of material non-public information, the Company would not generally make the planned stock option/award grant. In such an event, as soon as practical after material information is made public, the Compensation Committee would authorize the delayed stock option grant.

•

Benefits. Executive Officers of Data I/O are eligible for the same benefits as other Data I/O employees. Data I/O has no defined benefit pension programs. Data I/O has a 401(k) tax qualified retirement savings plan in which all U.S. based employees, including U.S. executive officers, are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the IRS on a pre-tax basis. Data I/O will match up to 4% of pay contributed. Matching contributions in any year require employment on December 31 and vest after three years of service credit. The Germany retirement government program has a limited company matching provision for elective contributions made by Mr. Weigelt.

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Perquisites and Other Personal Benefits. We believe perquisites are not conditioned upon performance, create divisions among employees, undermine morale, and are inconsistent with our compensation philosophy and policy of equitable treatment of all employees based upon their contribution to our business. No executive officer received perquisites valued at $10,000 or more in 2006, except for Mr. Weigelt where in Germany it is customary to provide a company automobile for personal and business purposes.

•

Individual Executive Officers’ Performance. The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer. This is done on the basis of a review by the President and Chief Executive Officer, evaluating the executive’s prior year performance against their individual job responsibilities and attainment of corporate objectives and Data I/O’s financial performance. In developing executive compensation packages to recommend to the Compensation Committee, the President and Chief Executive Officer considers, in addition to each executive’s prior year performance, the executive’s long-term value to Data I/O, the executive’s pay relative to that for comparable surveyed jobs, the executive’s experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Compensation Committee then reviews the President and Chief Executive Officer’s recommendations for executive officers’ total compensation and approves final decisions on pay for each executive officer based on the President and Chief

Executive Officer’s summary of the executive officers performance and on the other criteria and survey data described above. In this process, the Compensation Committee consults with Data I/O’s President and Chief Executive Officer.

The base salary, total cash compensation, and long term equity incentive compensation for the President and CEO is reviewed annually by the full Board of Directors. This review includes a written evaluation of the CEO’s performance for the previous year. The Compensation Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year. In addition to reviewing Data I/O’s financial performance for the prior year, the Committee reviews compensation surveys (as described above) for chief executive officers and the President and Chief Executive Officer’s individual performance, including development and execution of short- and long-term strategic objectives, Data I/O revenue growth and profitability, the achievement of which is expected to increase shareholder value.

The Compensation Committee determined the compensation package, including salary, bonus, stock option grants, and other benefits for Frederick R. Hume, President and Chief Executive Officer, based on the Committee’s perception of his qualifications for the position, his performance results, his ability to affect future shareholder value, compensation surveys (as noted above), and the competitive conditions in the market.

Accounting and Tax Considerations of our Compensation Program.

Options granted to employees are non-qualified options because of the more favorable tax treatment for Data I/O. Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which was effective on January 1, 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. During 2006, we reduced the amount of option grants and shifted in part to restricted stock awards with the intended result of limiting the impact of the SFAS 123R expensing provisions on annual earnings. We expect this practice to continue going forward in 2007.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to the chief executive officer and the four other most highly compensated executive officers exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Compensation Committee is aware of this limitation and believes that no compensation to be paid by Data I/O in 2007 will exceed the $1 million limitation, except possibly related to a change of control.

Change in Control and other Termination Arrangements

•

Change in Control Arrangements. Data I/O has entered into agreements (the “Severance Agreements”) with Messrs. Hume and Hatlen which entitle them to receive payments if they are terminated without cause or resign with good reason within specified periods before or after the occurrence of certain events deemed to involve a change in control of Data I/O. On March 22, 2007, our Board of Directors extended these Severance Agreements for three additional years and modified those Severance Agreements to provide for payment at a later date in order to comply with the provisions of Section 409 A of the Internal Revenue Code.

Data I/O’s option grants and stock awards have been granted pursuant to the Plans. The Change in Control provisions applicable to each Plan are as follows:

1986 Plan

As stated above, all options granted under the 1986 Plan are fully vested and no additional options are being granted under that Plan. Accordingly, the vesting acceleration provisions of the 1986 Plan are not applicable. Upon a Change in Control, options granted under the 1986 Plan are governed by the terms of the agreement for that option. The 1986 Plan does not have any provisions that provide that the 1986 options terminate if not exercised upon a Change in Control.

2000 Plan

The 2000 Plan allows for the granting of options and other restricted stock awards. Subject to any different terms set forth in the award agreement, vesting of “qualifying” options and restricted stock awards may be affected by a Change in Control and as described out in the table below. A “Change in Control” is defined to include (i) a merger or consolidation of the Company in which more than 50% of the voting power of the Company’s outstanding stock after the transaction is owned by persons who are not shareholders immediately prior to such transaction, and (ii) the sale or transfer of all or substantially all of the Company’s assets. A “qualifying” award is defined as an option or award that has been held for at least 180 days as of the Change of Control.

Event	Acceleration of Vesting
The outstanding options do not remain outstanding or are not assumed by the surviving entity or replaced with comparable options.

Subject to certain limitations, the vesting of “qualifying” options or awards are accelerated in full. The option will be exercisable in full prior to the effective date of the Change of Control. The Company’s repurchase right with respect to all “qualifying” share awards shall lapse in full.

The outstanding options remain outstanding after a Change of Control or are assumed by the surviving entity or replaced with comparable options.

Subject to certain limitations, the vesting of outstanding “qualifying” options and restricted stock awards will be accelerated to the extent of 25% of the unvested portion thereof. The remaining 75% of the unvested portion will vest in accordance with the vesting schedule set forth in the applicable award agreement.

The outstanding options remain outstanding after a Change of Control or are assumed by the surviving entity or replaced with comparable options, but the holder of a “qualifying” award is terminated involuntarily within 180 days of the Change of Control.

All options and other awards held by such person will be accelerated in full. The options are exercisable in full for a period of 90 days commencing on the effective date of the involuntary termination, or if shorter, the remaining term of the option.

There are no “qualifying” options outstanding at the effective time of the Change of Control, but there are “qualifying” shares.

The vesting of all “qualifying” shares will be accelerated to the extent of 25% of the unvested portion thereof. The remaining 75% of the unvested portion will vest in accordance with the vesting schedule set forth in the applicable award agreement.

In 1983, Data I/O adopted a SAR Plan which allows the Board of Directors to grant to each director, executive officer or holder of 10% or more of the stock of Data I/O a SAR with respect to certain options granted to these parties. A SAR has been granted in tandem with each option granted to an executive officer of Data I/O. SARs granted which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of Data I/O (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of Data I/O’s Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

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Other Termination Arrangements. Data I/O has a severance policy for U.S. employees that provides for severance payouts for terminations without cause based upon years of service. The formula is 1 week of pay for each year of service up to 5 years; 1.25 weeks of pay for each year of service for those with 5 to 10 years of service; and 1.5 weeks of pay for each year of service for those with 10 or more years of service. Mr. Hume and Mr. Hatlen had at the end of 2006 approximately 7 and 15 years of service, respectively. This severance policy is the minimum amount that would be paid out. Data I/O does not have a formal policy regarding executive severance but has generally provided an amount it believes is consistent with severance typically provided for executives in similar positions and with similar periods of service.

Data I/O entered into a Contract of Employment (the “Employment Agreement”) with Mr. Weigelt which was effective December 23, 1999 and has an indefinite term. Either Data I/O or Mr. Weigelt can terminate the Employment Agreement on three (3) months notice. The Employment Agreement provides that Mr. Weigelt be paid an annual salary and be eligible for incentive compensation as well as be furnished with a company automobile. The Employment Agreement provides Mr. Weigelt a lump sum payment to the officer upon termination of the officer’s employment by Data I/O without cause. The amount of the lump sum payment is equal to a five (5) months base salary at the time of termination, plus 5/12 of the sales incentives and bonus received during the preceding year. The Employment Agreement includes confidentiality and non-competition provisions.

Change in Control and Other Termination Arrangements

	Termination without cause and Change in Control not applicable	Termination without cause and Change in Control applicable
Name	Compensation (3)	Compensation (2)	Share Vesting (1)	SAR Vesting

Frederick R. Hume	$50,000	$300,000	78,125	225,000

Joel S. Hatlen	$73,000	$169,000	35,312	102,500

Harald A. Weigelt	$76,000	$76,000	25,625	67,500

(1)	Maximum vesting on Change in Control.
(2)	Represents the maximum of the prorate payout.
(3)	Minimum amount per Employee Severance Plan, no formal Executive Severance Plan is in place. Amounts for Mr. Weigelt are to be paid in Euros which were translated at $1.3201 per Euro.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Steven M. Quist

Daniel A. DiLeo

William R. Walker

March 29, 2007

SUMMARY COMPENSATION TABLE

The following table shows compensation paid by Data I/O for services rendered during 2006 to each of our named executive officers.

Name[1]	Year	Salary[2]	Bonus[3]	Stock Awards[4]	Option Awards[5]	Non-Equity Incentive Plan Compen- sation[6]	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings[7]	All Other Compen- sation[8]	Total[9]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Frederick R. Hume Chief Executive Office / President	2006	$287,500	$0	$901	$68,232	$0	$0	$10,606	$298,106

Joel S. Hatlen Chief Financial Officer / Vice President / Secretary Treasurer	2006	161,750	0	$901	$28,904	0	0	6,688	168,437

Harald A. Weigelt Vice President Worldwide Sales and Marketing	2006	182,415	0	$901	$20,768	0	0	21,893	204,408

(1)	Data I/O Corporation has three named executive officers.
(2)	Salary amounts for 2006 include a 3 month 15% pay reduction ending in November 2006.
(3)	Plan Based Bonuses for prior years previously reported in this column, but now reported in column (g).
(4)	Performance based stock award of 1000 shares with vesting contingent upon achieving revenue compound growth target of $34,694,935 in Revenue for 2008.
(5)

All options granted to executive officers are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of Data I/O. See “Change in Control and Other Termination Arrangements.”

(6)	No MICP was earned for 2006.
(7)	Not applicable for Data I/O.
(8)

These amounts represent for Mr. Hume and Mr. Hatlen Data I/O’s contributions to Data I/O’s 401(k) Plan, and the value of group term life insurance in excess of premiums paid by the executive officer. For Mr. Weigelt, $20,373 represents the provision of a leased vehicle including both business and personal usage and the remaining amount represents the Company’s matching contribution to his German retirement plan.

(9)	Amounts for Mr. Weigelt were earned in Euros translated at average exchange rates of $1.3201 per Euro.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Award	Grant Date Fair Value of Stock and Option Awards
		Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Frederick R. Hume
Stock Award	5/24/06	$0	$0	$0	0	0	0	1000		$3.88	$3.96	$3,880
Option	5/24/06								25,000	3.88	3.96	55,893
ESPP	2/1/06								1,327	2.71	4.85	2,151
Total								1,000	27,343

Joel S. Hatlen
Stock Award	5/24/06	0	0	0	0	0	0	1000		3.88	3.96	3,880
Option	5/24/06								15,000	3.88	3.96	33,536
ESPP	2/1/06								2,766	2.71	4.85	4,484
Total								1,000	17,766

Harald A. Weigelt
Stock Award	5/24/06	0	0	0	0	0	0	1000		3.88	3.96	3,880
Option	5/24/06								10,000	3.88	3.96	22,357
ESPP	2/1/06								942	2.71	4.85	1,527
Total								1,000	10,942

(1)

An equal number of SARs are granted in tandem with options granted to executive officers. SARs are exercisable only upon the occurrence of certain events leading to a change in the control of Data I/O. See “Change in Control and Termination Arrangements.”

(2)	Under the terms of the 1986 Plan and the 2000 Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of and to reprice outstanding options.
(3)	The exercise price may be paid by delivery of already owned shares, subject to certain conditions.
(4)

All new options granted in 2006 begun to vest and become exercisable commencing three months after grant date, with 6.25% of the shares exercisable at that time and an additional 6.25% of the shares exercisable on each successive quarter after the grant date, with full vesting occurring on the fourth anniversary of such date. Options which have been outstanding for at least six months will become 25% or 100% exercisable in full upon the occurrence of certain events leading to and after a Change in Control of Data I/O. See “Change in Control and Other Termination Arrangements.” Options expire six years from the date of grant, subject to earlier termination if the optionee’s employment is terminated.

(5)

Each executive officer was granted 1000 restricted shares of Common Stock, subject to a performance measure requiring Data I/O to have revenue of $34,694,935 for the year ending 2008 and for the executive to be employed at that time.

(6)

Data I/O’s 2000 Equity Incentive Compensation plan determines the fair value for Options and Stock Awards as equal to the average of the high and low price for the day. The Employee Stock Purchase Plan determines the fair value for the stock as the closing market price for the day, but is priced at 85% of the lower of the grant date or exercise date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frederick						1000	$3,600	0	$0
R. Hume	50,000	0		$1.33	4/25/2008
	43,750	6,250		1.00	4/17/2009
	31,250	18,750		2.93	6/17/2010
	18,750	31,250		2.49	2/21/2011
	3,125	21,875		3.88	5/24/2012

Joel S.						1000	$3,600	0	$0
Hatlen	25,000	0		$1.33	4/25/2008
	21,875	3,125		1.00	4/17/2009
	10,938	6,562		2.96	6/17/2010
	7,500	12,500		2.49	6/21/2011
	1,875	13,125		3.88	5/24/2012

Harald A.						1000	$3,600	0	$0
Weigelt	5,000	0		$2.41	1/29/2009
	7,500	0		1.33	4/25/2008
	13,125	1,875		1.00	4/17/2009
	9,375	5,625		2.96	6/17/2010
	5,625	9,375		2.49	6/21/2011
	1,250	8,750		3.88	5/24/2012

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
(a)	(b)	(c)	(d)	(e)

Frederick R. Hume
Options	0	$0	0	$0
ESPP	2,988	$1,270

Joel S. Hatlen
Options	0	$0	0	$0
ESPP	6,226	$2,647

Harald A. Weigelt
Options	5,000	$1,055	0	$0
ESPP	2,064	$880
	7,064	$1935

(1)	Market value of underlying securities at exercise date, minus the exercise or base price of in-the-money options/SARs.
(2)	Market value of underlying security at vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about Data I/O’s Common Stock that may be issued upon the exercise of options and rights under all of Data I/O’s existing equity compensation plans as of December 31, 2006.

	(a) Number of securities to be issued upon the exercise of outstanding options, warrants and rights	(b) Weighted–average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by the security holders (1) (2)	1,085,543	$2.40	716,566

Equity compensation plans not approved by the security holders	0	0	0

(1)	Represents shares of Data I/O’s Common Stock issuable pursuant to our 2000 Plan, 1986 Plan, 1992 Employee Stock Purchase Plan, and Director Fee Plan.
(2)

Stock Appreciation Rights (“SAR”) Plan provides that directors, executive officers or holders of 10% or more of Data I/O’s Common Stock have a SAR with respect to each exercisable option. While the plan has been approved by the security holders, no amounts are included in columns (a), (b) or (c) relating to the SAR.

PROPOSAL 2: RATIFICATION OF THE CONTINUED APPOINTMENT OF AUDITORS

The Board of Directors requests that the shareholders ratify the continued appointment of Grant Thornton LLP to serve as Data I/O’s independent auditors for calendar year 2007. Grant Thornton LLP examined the consolidated financial statements of Data I/O for the year ended December 31, 2006. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders.

OTHER BUSINESS

As of the date of this Proxy Statement, Data I/O is not aware of any other business to be acted upon at the Annual Meeting. If any other business calling for a vote of the shareholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE

2008 ANNUAL MEETING OF SHAREHOLDERS

Data I/O’s Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by Data I/O on or before February 18, 2008 in the case of an annual meeting of shareholders, and in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an Annual Meeting by a shareholder must be submitted in writing and delivered to or mailed and received by Data I/O not later than 90 days prior to the date one year from the date immediately preceding the Annual Meeting of Shareholders.

To qualify as an “eligible” shareholder, a shareholder must have been a record or beneficial owner of at least one percent (1%) of Data I/O’s outstanding Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one (1) year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

Each notice of a nomination or proposal of business must contain, among other things: (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of Data I/O entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) with respect to the nominations, the consent of each nominee to serve as a director of Data I/O if elected.

A copy of the full text of the provisions of Data I/O’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of Data I/O upon written request.

SEC rules establish a deadline for submission of shareholder proposals that are not intended to be included in

Data I/O’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2008 Annual Meeting is February 18, 2008. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, Data I/O’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2007 Annual Meeting.

Shareholders who intend to have a proposal considered for inclusion in Data I/O’s proxy materials for presentation at the 2008 Annual Meeting must submit the proposal to Data I/O no later than December 6, 2007. Shareholders who intend to present a proposal at the 2008 Annual Meeting without inclusion of such proposal in Data I/O’s proxy materials are required to provide notice of such proposal to Data I/O no later than February 18, 2008. Data I/O reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements, but only after Data I/O has notified the shareholder(s) who have submitted the proposal of the problem and such shareholder(s) have failed to correct it. This obligation to notify the appropriate shareholder(s) does not apply to the failure to submit such proposal prior to the deadlines discussed above.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of Data I/O, none of whom will receive any additional compensation for their services. In addition, Data I/O may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger. Data I/O will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by Data I/O.

Copies of our annual report on Form 10-K for the year ended December 31, 2006 are being mailed with this proxy statement to each shareholder of record. If you did not receive a copy of our annual report Form 10-K, you may obtain a copy (without exhibits) without charge by writing or calling c/o Secretary, 6464 185th Avenue NE, Suite 101, Redmond, WA 98052 (425) 881-6444. Copies of the exhibits to our annual report Form 10-K are available for a nominal fee.

By Order of the Board of Directors

/s/ Frederick R. Hume
Frederick R. Hume
President and Chief Executive Officer

Redmond, Washington

March 29, 2007